Exhibit 16.1

May 1, 2008

Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549

The firm of Child, Van Wagoner and Bradshaw, PLLC was previously principal accountant for China World Trade Corporation (the “Company”), and reported on the financial statements of the Company as of and for the years ended December 31, 2007, 2006 and 2005.  We have read the Company’s statements included under item 4.01 of its Form 8-K dated April 29, 2008, and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

Child Van Wagoner & Bradshaw, PLLC